 Exhibit 99.1

FIRST CAPITAL, INC. REPORTS QUARTERLY EARNINGS

Corydon, Indiana--(BUSINESS WIRE)—April 22, 2010.  First Capital, Inc. (NASDAQ:  FCAP) (the “Company”), the holding company for First Harrison Bank (the “Bank”), today reported net income of $1.0 million or $0.36 per diluted share for the quarter ended March 31, 2010, compared to $803,000 or $0.29 per diluted share for the quarter ended March 31, 2009.

The increase in earnings is primarily due to increases in net interest income and noninterest income, partially offset by an increase in noninterest expense.

Net interest income after provision for loan losses increased $216,000 for the quarter ended March 31, 2010 as compared to the same prior year period.  Interest income decreased $464,000 when comparing the periods as the average tax-equivalent yield of interest-earning assets decreased from 5.76% in the three-month period ended March 31, 2009 to 5.25% during the same period in 2010.  Interest expense decreased $715,000 when comparing the periods as the average cost of interest-bearing liabilities decreased from 2.42% to 1.62%.  These decreases in the average tax-equivalent yield on interest-earning assets and average cost of interest-bearing liabilities were primarily due to the Federal Reserve’s Open Market Committee continuing to hold interest rates near historic lows which affects new accounts as well as existing accounts repricing to lower rates.  The provision for loan losses increased from $425,000 for the quarter ended March 31, 2009 to $460,000 for the quarter ended March 31, 2010.  This increase reflects increased inherent loss exposure due to weakened general economic conditions such as depreciating collateral values, job losses and continued pressures on household budgets in the Bank’s market area.

Noninterest income increased $17,000 for the three months ended March 31, 2010 as compared to the same period in 2009.  Service charges on deposit accounts and commission income increased $22,000 and $10,000, respectively, when comparing the two periods, while gains on the sale of mortgage loans decreased $16,000 from 2009 to 2010.

Noninterest expense decreased $141,000 during the three months ended March 31, 2010 as compared to the three months ended March 31, 2009.  Compensation and benefits and professional fees increased $130,000 and $51,000, respectively, when comparing the two periods.  The increase in compensation and benefits is primarily due to normal salary increases and an increase in the cost of health insurance.  The increase in professional fees is due to an increase in legal fees associated with problem loans.  Other operating expenses decreased $302,000 for 2010 as compared to 2009, primarily due to a $278,000 refund received in the first quarter of 2010 from disputed ATM charges paid by the Bank in 2009.

Total assets increased $7.2 million to $462.7 million at March 31, 2010 compared to $455.5 million at December 31, 2009.  Total assets increased primarily due to increases of $7.9 million and $4.8 million in securities available for sale and interest bearing deposits with banks, respectively.  These changes were partially offset by a $4.0 million decrease in net loans receivable.  The funding for the asset growth was provided primarily by deposit growth of $8.2 million.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due and foreclosed real estate) decreased from $10.4 million at December 31, 2009 to $10.3 million at March 31, 2010.

First Harrison Bank currently has thirteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem and Lanesville.  Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.firstharrison.com.  First Harrison Financial Services, a division of the Bank, offers non-FDIC insured investments to compliment the Bank’s offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2010	2009
(Dollars in thousands, except per share data)

Total interest income	$5,479	$5,943
Total interest expense	1,509	2,224
Net interest income	3,970	3,719
Provision for loan losses	460	425
Net interest income after provision for loan losses	3,510	3,294

Total non-interest income	823	806
Total non-interest expense	2,890	3,031
Income before income taxes	1,443	1,069
Income tax expense	439	264
Net income	1,004	805
Less net income attributable to the noncontrolling interest	3	2
Net income attributable to First Capital, Inc.	$1,001	$803

Net income per share attributable to First Capital, Inc.
common shareholders:
Basic	$0.36	$0.29

Diluted	$0.36	$0.29

Weighted average common shares outstanding:
Basic	2,777,467	2,789,282

Diluted	2,781,306	2,799,561

OTHER FINANCIAL DATA

Cash dividends per share	$0.18	$0.18
Return on average assets (annualized)	0.87%	0.71%
Return on average equity (annualized)	8.58%	6.69%
Net interest margin	3.84%	3.65%
Net overhead expense as a percentage
of average assets (annualized)	2.51%	2.66%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2010	2009
(Dollars in thousands)

Cash and cash equivalents	$20,548	$15,857
Investment securities	101,666	93,791
Gross loans receivable	312,128	316,023
Allowance for loan losses	5,043	4,931
Earning assets	423,469	415,324
Total assets	462,713	455,534
Deposits	382,716	374,476
FHLB debt	23,726	24,776
Repurchase agreements	6,974	7,949
Stockholders' equity, net of noncontrolling interest	46,987	45,944
Non-performing assets:
Nonaccrual loans	8,612	8,374
Accruing loans past due 90 days	666	1,118
Foreclosed real estate	983	877
Regulatory capital ratios (Bank only):
Tier I - adjusted total assets	8.75%	8.66%
Tier I - risk based	13.90%	13.39%
Total risk-based	14.48%	13.99%